Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Second Quarter Earnings

Whippany, New Jersey, May 7, 2015 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its second quarter ended March 28, 2015.

Net income for the second quarter of fiscal 2015 was $136.6 million, or $2.26 per Common Unit, compared to net income of $149.5 million, or $2.47 per Common Unit, in the prior year second quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of fiscal 2015 amounted to $189.7 million, compared to $204.3 million in the prior year second quarter.

Net income and EBITDA for the second quarter of fiscal 2015 included a loss on debt extinguishment of $15.1 million and $2.1 million in expenses related to the ongoing integration of Inergy Propane. Net income and EBITDA for the second quarter of fiscal 2014 included expenses of $2.2 million related to the Inergy Propane integration. Excluding the effects of these charges, as well as the unrealized (non-cash) mark-to-market adjustments on derivative instruments in both quarters, Adjusted EBITDA (as defined and reconciled below) amounted to $214.3 million for the second quarter of fiscal 2015, an increase of $8.0 million, or 3.9%, compared to Adjusted EBITDA of $206.3 million in the prior year second quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “While the second quarter of fiscal 2015 started slowly following a December that was reported as one of the warmest on record, as colder temperatures arrived in February 2015 our volumes responded. Additionally, sustained lower commodity prices have had a favorable impact on customer behavior and on overall margins. During the quarter we also continued to execute on our integration plans – fine-tuning our operating footprint, driving efficiencies and realizing cost synergies. As a result, with an increase of $8.0 million in Adjusted EBITDA to $214.3 million, the second quarter of fiscal 2015 represents our highest level of reported quarterly earnings.”

Retail propane gallons sold in the second quarter of fiscal 2015 decreased 14.0 million gallons, or 6.6%, to 199.7 million gallons from 213.7 million gallons in the prior year second quarter. Sales of fuel oil and other refined fuels decreased 2.7 million gallons, to 19.9 million gallons compared to 22.6 million gallons in the prior year second quarter. According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the second quarter of fiscal 2015 were 7% colder than normal and 2% warmer than the prior year second quarter. The weather pattern during the second quarter was characterized by inconsistent temperatures during January, followed by considerably colder than normal temperatures in the Partnership’s eastern and midwestern service territories, and sustained warmer than normal temperatures in the Partnership’s western service territories. Average temperatures in the Partnership’s western territories were 21% warmer than normal and 5% warmer than the prior year second quarter.

Revenues of $599.4 million decreased $274.4 million, or 31.4%, compared to the prior year second quarter, primarily due to lower retail selling prices associated with lower wholesale product costs, and to a lesser extent, lower volumes sold. Average posted propane prices (basis Mont Belvieu, Texas) and fuel oil prices were 59.4% and 40.2% lower than the prior year second quarter, respectively. Cost of products sold for the second quarter of fiscal 2015 of $253.7 million decreased $263.5 million, or 51.0%, compared to $517.2 million in the prior year second quarter, primarily due to lower wholesale product costs, and to a lesser extent, lower volumes sold. Cost of products sold for the second quarter of fiscal 2015 included a $7.4 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.3 million unrealized (non-cash) gain in the prior year second quarter. These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $140.9 million for the second quarter of fiscal 2015 were $11.3 million, or 7.5%, lower than the prior year second quarter, primarily due to operating efficiencies and synergies realized during the period associated with the integration of Inergy Propane, including lower headcount and lower vehicle count, as well as lower general insurance and bad debt expense. Depreciation and amortization expense of $33.2 million was relatively flat compared to the prior year second quarter. Net interest expense of $19.7 million decreased $1.5 million, or 7.1%, primarily due to the refinancing of the Partnership’s then outstanding senior notes due 2018 completed in May 2014, combined with savings from the refinancing of the Partnership’s $250.0 million in aggregate principal amount of 7 3/8% Senior Notes due 2020 with $250.0 million in aggregate principal amount of 5 3/4% Senior Notes due 2025 completed in the second quarter of fiscal 2015.

President and Chief Executive Officer Michael A. Stivala added, “During the second quarter of fiscal 2015, we also took steps to further strengthen our balance sheet with the successful refinancing of our 7 3/8% Senior Notes due 2020 with 5 3/4% Senior Notes due 2025, effectively extending maturities on this portion of our debt by five years at a very attractive interest rate, and reducing our cash interest requirement by more than $4.1 million annually. In addition, we once again funded all working capital needs from cash on hand without the need to borrow under our revolving credit facility, and ended the quarter with $110.1 million of cash.”

Concluding his remarks, Mr. Stivala said, “With the confidence in the steps taken over the past two and a half years to integrate the Inergy Propane business and, in recognition of the strength of our balance sheet, we were pleased to announce, on April 23, 2015, an increase in our annualized distribution rate by $0.05 per Common Unit, or 1.4%, to $3.55 per Common Unit. The distribution at this increased rate is payable on May 12, 2015 to Common unitholders of record on May 5, 2015.”

As previously announced, the Partnership’s Tri-Annual Meeting of Unitholders is scheduled to be held at 9:00 a.m., Wednesday, May 13, 2015 at the Partnership’s headquarters in Whippany, New Jersey. All Unitholders as of the close of business on the record date of March 16, 2015 are eligible to vote at the Tri-Annual Meeting. At the Tri-Annual Meeting, Unitholders will be asked to elect the Partnership’s Supervisors for three-year terms, to ratify the appointment of the Partnership’s independent registered public accounting firm for its 2015 fiscal year, to approve an amendment to the Partnership’s 2009 Restricted Unit Plan and to have a Say-on-Pay. More information about the Tri-Annual Meeting, including how to obtain proxy materials and how to vote, can be found at http://suburbanpropane.com/triannual.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 710 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The cost savings expected from the Partnership’s acquisition of the retail propane operations formerly owned by Inergy, L.P. (the “Inergy Propane Acquisition”) may not be fully realized or realized within the expected time frame;

•	The costs of integrating the business acquired in the Inergy Propane Acquisition into the Partnership’s existing operations may be greater than expected;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them, including but not limited to Inergy Propane;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures;

•	The operating, legal and regulatory risks the Partnership may face; and

•	Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 27, 2014 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 28, 2015 and March 29, 2014

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014

Revenues
Propane	$498,616	$728,504	$853,266	$1,167,098
Fuel oil and refined fuels	60,426	93,722	99,356	147,990
Natural gas and electricity	28,281	39,083	44,248	57,399
All other	12,066	12,463	25,463	27,341

	599,389	873,772	1,022,333	1,399,828

Costs and expenses
Cost of products sold	253,667	517,198	441,588	797,724
Operating	120,465	131,731	227,582	245,044
General and administrative	20,437	20,517	39,746	37,852
Depreciation and amortization	33,229	33,282	65,858	68,109

	427,798	702,728	774,774	1,148,729

Operating income	171,591	171,044	247,559	251,099
Loss on debt extinguishment	15,072	—	15,072	—
Interest expense, net	19,711	21,226	39,710	42,433

Income before provision for income taxes	136,808	149,818	192,777	208,666
Provision for income taxes	174	271	336	448

Net income	$136,634	$149,547	$192,441	$208,218

Net income per Common Unit - basic	$2.26	$2.47	$3.18	$3.45

Weighted average number of Common Units outstanding - basic	60,573	60,425	60,536	60,409

Net income per Common Unit - diluted	$2.24	$2.46	$3.16	$3.43

Weighted average number of Common Units outstanding - diluted	60,917	60,692	60,856	60,668

Supplemental Information:
EBITDA (a)	$189,748	$204,326	$298,345	$319,208
Adjusted EBITDA (a)	$214,316	$206,269	$315,321	$323,977
Retail gallons sold:
Propane	199,690	213,689	334,224	371,547
Refined fuels	19,898	22,617	31,159	36,614
Capital expenditures:
Maintenance	$5,235	$2,770	$8,846	$7,805
Growth	$6,733	$2,263	$11,057	$6,552

(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014

Net income	$136,634	$149,547	$192,441	$208,218
Add:
Provision for income taxes	174	271	336	448
Interest expense, net	19,711	21,226	39,710	42,433
Depreciation and amortization	33,229	33,282	65,858	68,109

EBITDA	189,748	204,326	298,345	319,208
Loss on debt extinguishment	15,072	—	15,072	—
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	7,433	(291)	(2,072)	(1)
Integration-related costs	2,063	2,234	3,976	4,770

Adjusted EBITDA	$214,316	$206,269	$315,321	$323,977

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.